Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	Contact: Jill Peters
(818) 871-8342
jpeters@thecheesecakefactory.com

THE CHEESECAKE FACTORY ANNOUNCES INTERNATIONAL EXPANSION

Calabasas Hills, CA — January 24, 2011 — The Cheesecake Factory Incorporated (NASDAQ: CAKE) today announced it has entered into an exclusive licensing agreement with the Kuwait-based Alshaya group of companies to build and operate The Cheesecake Factory restaurants in the Middle East.  The agreement provides for the development of 22 restaurants over the next five years in five countries — United Arab Emirates, Kuwait, Bahrain, Qatar and the Kingdom of Saudi Arabia — with the opportunity to expand the agreement to include other markets in the Middle East and North Africa, Central and Eastern Europe, Russia and Turkey.

“We are excited to announce a significant step forward in the implementation of our global growth strategy through the development of The Cheesecake Factory brand restaurants in international markets, beginning with the Middle East.  The Cheesecake Factory is an iconic brand and a consumer favorite, not only in the United States, but by reputation across the globe.  Our agreement with Alshaya provides us with another avenue for growth and will enhance our ability to continue delivering shareholder value,” said David Overton, Chairman and CEO.

“With our menu featuring over 200 items that are prepared fresh daily in our restaurants and our focus on quality and hospitality, our restaurants are extremely complex to operate, and we set the bar very high in terms of our standards.  We found the premier partner in Alshaya to operate and execute The Cheesecake Factory restaurants in a manner that is consistent with our existing domestic operations.  The portfolio of restaurant and retail brands that Alshaya operates is impressive and speaks to its capabilities in successfully bringing leading brands to the Middle East, a highly desirable and growing market for American brands,” concluded Overton.

“We continuously ask consumers in the Middle East to tell us which U.S.-based casual dining restaurants they want most in their local markets.  The Cheesecake Factory is always at the top of the list.  We are delighted to be the company’s initial licensee to develop and operate this outstanding restaurant concept internationally.  The quality and popularity of The Cheesecake Factory brand, coupled with our local market expertise, as well as our track record of launching and operating high-profile American brands in the Middle East, produces a winning combination,” said Mohammed Alshaya, Chairman of the retail division of Alshaya.

The Cheesecake Factory Incorporated

26901 Malibu Hills Road, Calabasas Hills, CA 91301 • Telephone (818) 871-3000 • Fax (818) 871-3100

About The Cheesecake Factory Incorporated

The Cheesecake Factory Incorporated created the upscale casual dining segment in 1978 with the introduction of its namesake concept.  The Company operates 163 full-service, casual dining restaurants throughout the U.S., including 149 restaurants under The Cheesecake Factory® mark; 13 restaurants under the Grand Lux Cafe® mark; and one restaurant under the RockSugar Pan Asian Kitchen® mark.  The Company also operates two bakery production facilities in Calabasas Hills, CA and Rocky Mount, NC that produce over 70 varieties of quality cheesecakes and other baked products.  For more information, please visit www.thecheesecakefactory.com.

About Alshaya

The Alshaya group of companies is a family business which was founded in Kuwait in 1890 and today represents one of the most dynamic companies in the Middle East.

Through its retail division, Alshaya is a leading international franchise operator for over 55 of the world’s most recognized retail brands including Starbucks, Dean & Deluca, H&M, Mothercare, Debenhams, American Eagle, Pottery Barn, P.F.Chang’s, Pinkberry, Office Depot and Boots.  Other food service brands in the pipeline include Texas Roadhouse, Potbelly and Shake Shack.  The company operates 2,000 stores across 7 divisions: Fashion & Footwear, Health & Beauty, Food Service, Optics, Pharmacy, Office Supplies and Home Furnishings.

Alshaya stores can currently be found in 15 markets across the Middle East, North Africa, Turkey, Cyprus, Russia, Poland, Slovakia and the Czech Republic. It employs more than 20,000 people from over 80 nationalities.

The company has established itself as the industry leader across these territories through a combination of local market understanding and a comprehensive commitment to customer service. Growth in each of its operating divisions and brands is supported by continuous investment in talent and infrastructure. It applies best practices in retail operations, merchandising, marketing, information technology, logistics, real estate, human resources and financial controls.

In addition to its retail operations, Alshaya is active in a number of other sectors including real estate, automotive, hotels, trading and investments.  Learn more about the company at www.alshaya.com .

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements, in particular, the Company’s ability to expand internationally, as well as uncertainties related to national and regional economic conditions beyond the Company’s control; the Company’s ability to remain relevant to consumers; the Company’s ability to retain the savings realized through its cost management initiatives; the Company’s ability to continue to improve its operating margins; factors outside of the Company’s control that impact consumer confidence and spending; current and future macro national and regional economic and credit market conditions; changes in national and regional unemployment rates; the economic health of the Company’s landlords and other tenants in retail centers in which its restaurants are located; the economic health of suppliers, vendors and other third parties providing goods or services to the Company; adverse weather conditions in regions in which the Company’s restaurants are located; factors that are under the control of government agencies, landlords and other third parties; and other risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”), as set forth below.  Investors are cautioned that forward-looking statements are not guarantees of future performance and that undue reliance should not be placed on such statements.  Forward-looking statements speak only as of the dates on which they are made and the Company undertakes no obligation to publicly update or revise any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise, unless required to do so by securities laws.  Investors are referred to the full discussion of risks and uncertainties associated with forward-looking statements and the discussion of risk factors contained in the Company’s latest Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K as filed with the SEC, which are available at www.sec.gov.

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